Exhibit 10.44
August 18, 2021

Gilles Luca

Dear Gilles,

In recognition of your continued efforts and key role, Valaris Limited (“Valaris”) is pleased to award you a cash-based retention award in the aggregate amount of USD $1,500,000 (the “Retention Award”) subject to the terms and conditions set forth in this letter agreement (this “Agreement”).

The Retention Award will be paid to you in three equal semi-annual installments of USD $500,000 each, less applicable taxes and withholdings, subject to your continued employment with Valaris or its subsidiaries through the applicable payment date except as otherwise provided below. The first installment of the Retention Award will be paid to you within 30 days following February 15, 2022, with the second installment payable within 30 days following August 15, 2022, and the final installment payable within 30 days following February 15, 2023.

Notwithstanding the foregoing, in the event your employment is terminated by Valaris and its subsidiaries without Cause (as defined in the Valaris Executive Severance Plan) or as a result of your death or Disability (as defined in the Valaris Executive Severance Plan), any unpaid portion of the Retention Award will accelerate in full and be paid to you in a single lump sum, less applicable taxes and withholdings, within 60 days following the date of such termination. For the avoidance of doubt, any unpaid portion of the Retention Award will be forfeited if your employment with the Company is terminated for Cause (as defined in the Valaris Executive Severance Plan) or as a result of your resignation for any reason.

This letter agreement and the rights and obligations hereunder will be governed by and construed in accordance with the laws of the state of Texas without reference to any jurisdiction’s principles of conflicts of law and reflects the parties entire understanding and agreement with regard to the foregoing.

We thank you for your ongoing efforts and support and look forward to your many future contributions.
Sincerely,

/s/ Anton Dibowitz________________________ Name: Anton Dibowitz Title: Director